Exhibit 99.1

Ekso Bionics Reports Third Quarter 2017 Financial Results

- Company to Host Conference Call and Webcast Today at 4:30 p.m. ET / 1:30 p.m. PT -

RICHMOND, CA – November 8, 2017 – Ekso Bionics Holdings, Inc. (NASDAQ: EKSO), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the third quarter and nine months ended September 30, 2017.

Recent Highlights and Accomplishments

•	Third quarter medical device related revenue increased 21% compared to third quarter 2016

•	Raised $34 million in a fully-financed rights offering, backed by a $20 million investment from lead investor Puissance Capital

•	Shipped 11 medical and 34 industrial units in the third quarter of 2017

•	Strengthened board of directors with appointment of Ted Wang, PhD

•	Appointed experienced medical technology executive Christian Babini as Vice President of Sales, Americas

•	Announced collaboration with Genesis Rehab Services to study opportunities for incorporating EksoGT™ in skilled nursing facilities

•	Showcased the latest features of the EksoGT™ wearable exoskeleton at the 2017 American Academy of Physical Medicine and Rehabilitation (AAPM&R)

“We achieved several important objectives in the third quarter that enhance our ability to build and sustain value over the long term,” said Thomas Looby, President and Chief Executive Officer of Ekso Bionics. “The successful completion of a $34 million rights offering strengthens our balance sheet and provides financial flexibility to enhance our go to market strategy and execute our other business objectives. Christian Babini, our recently appointed VP of Sales, brings significant expertise in successfully leading commercial organizations with disruptive technologies, which will be an important asset as we refine and execute our sales plan. In addition, our new board member, Ted Wang, brings knowledge across key operational and financial functions, including broad experience in China, an untapped market with significant potential for Ekso Bionics. This provides us the ability to move our business forward and uniquely positions Ekso Bionics, enabling us to focus on market development, sales execution, and bringing our life-transforming products to patients and workers who would greatly benefit from our technology.”

Third Quarter 2017 Financial Results

Revenue was $1.6 million for the quarter ended September 30, 2017, which includes approximately $1.3 million in medical device revenue, and $0.3 million in industrial sales. Revenue was $1.6 million for the quarter ended September 30, 2016, which included approximately $1.1 million in medical revenue, and $0.4 million in industrial sales.

Gross profit for the quarter ended September 30, 2017 was $0.5 million, compared to $0.4 million for the quarter ended September 30, 2016. The increase in gross profit compared to the same period in 2016 is primarily due to higher sales of medical devices and a reduction in service costs.

Sales and marketing expenses for the quarter ended September 30, 2017 were $3.2 million, compared to $2.7 million for the quarter ended September 30, 2016, an increase of $0.5 million. This increase was due to an increase in marketing related to the commercialization of the Company’s medical devices for rehabilitation and its exoskeleton offerings for industrial applications, and an increase in clinical research activity.

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Research and development expenses for the quarter ended September 30, 2017 were $2.0 million, compared to $2.2 million for the quarter ended September 30, 2016, a decrease of $0.2 million. This decrease was due to lower headcount as a result of the reduction in workforce in May 2017.

General and administrative expenses for the quarter ended September 30, 2017 were $2.4 million, compared to $2.3 million for the quarter ended September 30, 2016, an increase of $0.1 million. This increase was primarily due to an increase in business development related activities in Asia.

Net loss applicable to common stockholders for the three months ended September 30, 2017 was $6.3 million, or $0.18 per basic and diluted share, compared to $11.5 million, or $0.60 per basic and diluted share for the three months ended September 30, 2016.

Nine months ended Sept 30, 2017

Revenue for the nine months ended September 30, 2017 was $4.9 million, compared to $11.6 million for the same period in the prior year. The decrease in revenue for the 2017 period is primarily due to the revenue recognition during the nine months ended September 30, 2016 of $6.5 million of previously deferred revenue resulting from a change of an accounting estimate.

The company did not have substantial engineering services revenue for the nine months ended September 30, 2017. Engineering services revenue was $0.6 million for the nine months ended September 30, 2016.

Gross profit for the nine months ended September 30, 2017 was approximately $1.3 million, compared to $2.1 million during the same period of 2016. The decrease was primarily due to $2.4 million of gross profit from our change in accounting estimate related to revenue recognition during the nine months ended September 30, 2016 partially offset by increased medical device sales.

Sales and marketing expenses were $9.6 million for the nine months ended September 30, 2017, compared to $8.2 million for the same period in the prior year, an increase of $1.4 million. The increase was primarily due to an increase in marketing related to the commercialization of the Company’s medical devices for rehabilitation and its exoskeleton offerings for industrial applications, an increase in clinical research activity, and an increase in sales and marketing personnel.

Research and development expenses were $7.5 million for the nine months ended September 30, 2017, compared to $6.6 million in the same period in 2016, an increase of $0.9 million. This increase was primarily due to labor redirected to product innovation activities from billable engineering service projects which was recorded in cost of revenue, and increases in outside services and material purchases.

General and administrative expenses were $7.4 million for the nine months ended September 30, 2017, compared to $8.3 million in the same period in 2016, a decrease of $0.9 million. The decrease was primarily due to the absence of a $0.8 million non-cash stock compensation charge in the nine months ended September 30, 2016 related to the modification of stock options that had been granted to the then Chief Executive Officer, as well as a $0.3 million severance charge in 2016 period related to the departure of the then Chief Executive Officer. These decreases were partially offset by increased costs associated with business development activities in Asia.

Net loss applicable to common stockholders for the nine months ended September 30, 2017 was $20.1 million, or $0.73 per basic and diluted share, compared to $28.2 million, or $1.67 per basic share and $1.78 per diluted share for the nine months ended September 30, 2016.

Cash on hand at September 30, 2017 was $33.4 million, compared to $16.8 million at December 31, 2016. For the nine months ended September 30, 2017, the Company used $25.6 million of cash in operations, compared to $20.6 million for the nine months ended September 30, 2016. The increase in cash on hand is a result of the fully financed rights offering completed in the third quarter of 2017.

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Conference Call

Management will host an investment community conference call today beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers (Conference ID: 13581989), or from the webcast on the "Investors" section of the Company’s website at www.eksobionics.com, or by clicking here.

A replay of the call will be available for two weeks by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers and using Conference ID: 13581989. The webcast will also be available on the company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical, industrial and defense applications. Founded in 2005, the company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe, to providing research for the advancement of R&D projects intended to benefit U.S. defense capabilities. The company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) estimates or projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

Media Contact:

Carrie Yamond

917-371-2320

cyamond@lazarpartners.com

Investor Contact:
Matthew Ventimiglia
212-599-1265
investors@eksobionics.com

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Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue:
Device and related	$1,587	$1,495	$4,862	$11,003
Engineering services	10	101	38	631
Total revenue	1,597	1,596	4,900	11,634

Cost of revenue:
Device and related	1,045	1,123	3,593	9,078
Engineering services	8	70	15	452
Total cost of revenue	1,053	1,193	3,608	9,530

Gross profit	544	403	1,292	2,104

Operating expenses:
Sales and marketing	3,226	2,735	9,563	8,151
Research and development	1,986	2,216	7,491	6,586
General and administrative	2,414	2,318	7,430	8,271
Restructuring	-	-	665	-
Change in fair value, contingent liabilities	(16)	-	(191)	-
Total operating expenses	7,610	7,269	24,958	23,008

Loss from operations	(7,066)	(6,866)	(23,666)	(20,904)

Other income (expense), net:
Gain (loss) on revaluation of warrant liabilities	1,814	(1,620)	4,851	3,030
Loss on repurchase of warrants	(1,067)	-	(1,067)	-
Interest income (expense) and other, net	(16)	8	(262)	(20)
Total other income (expense), net	731	(1,612)	3,522	3,010

Net loss	(6,335)	(8,478)	(20,144)	(17,894)

Less: Preferred deemed dividend	-	(3,016)	-	(10,345)
Net loss applicable to common stockholders	(6,335)	(11,494)	(20,144)	(28,239)
Foreign currency translation adjustments	(122)	(17)	(356)	(6)
Comprehensive loss	$(6,457)	$(11,511)	$(20,500)	$(28,245)

Net loss per share applicable to common stockholders, basic	$(0.18)	$(0.60)	$(0.73)	$(1.67)

Weighted average number of shares of common stock outstanding, basic	34,720	19,005	27,425	16,888

Net loss per share applicable to common stockholders, diluted	$(0.18)	$(0.60)	$(0.73)	$(1.78)

Weighted average number of shares of common stock outstanding, diluted	34,720	19,005	27,425	17,595

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Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value) (Unaudited)

	September 30,	December 31,
	2017	2016
Assets	(unaudited)	(Note 2)
Current assets:
Cash	$33,439	$16,846
Accounts receivable, net	2,168	1,780
Inventories, net	2,378	1,556
Prepaid expenses and other current assets	2,097	502
Deferred cost of revenue, current	86	-
Total current assets	40,168	20,684
Property and equipment, net	2,301	2,435
Intangible assets, net	626	1,026
Goodwill	189	189
Other assets	121	91
Total assets	$43,405	$24,425
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$990	$1,879
Accrued liabilities	2,746	3,556
Deferred revenues, current	1,242	825
Note payable, current	1,556	-
Other liabilities, current	58	54
Total current liabilities	6,592	6,314
Deferred revenue	685	805
Note payable	5,368	6,789
Warrant liabilities	767	3,546
Contingent consideration liability	248	217
Contingent success fee liability	13	116
Other non-current liabilities	65	107
Total liabilities	13,738	17,894
Commitments and contingencies (Note 15)
Stockholders' equity:
Convertible preferred stock, $0.001 par value; 10,000 shares authorized; none issued and outstanding at September 30, 2017, and December 31, 2016, respectively	-	-
Common stock, $0.001 par value; 71,429 shares authorized; 59,904 and 21,894 shares issued and outstanding as of September 30, 2017, and December 31, 2016, respectively	60	22
Additional paid-in capital	165,060	121,291
Accumulated other comprehensive (loss) income	(277)	79
Accumulated deficit	(135,176)	(114,861)
Total stockholders' equity	29,667	6,531
Total liabilities and stockholders' equity	$43,405	$24,425

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